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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                      DAIRY MART CONVENIENCE STORES. INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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COMPANY PRESS RELEASE

DAIRY MART URGES SHAREHOLDERS TO SUPPORT MANAGEMENT'S
CONTINUING EFFORTS TO MAXIMIZE VALUE

HUDSON, Ohio--(BUSINESS WIRE)--May 19, 2000--Dairy Mart Convenience Stores, Inc. (AMEX:DMC - NEWS) today urged shareholders to vote in favor of the Company's current board and management in its continuing efforts to maximize shareholder value.
"Our efforts are accelerating as we begin reviewing expressions of interest received from prospective buyers of the Company," said Robert B. Stein, Dairy Mart Chairman, President and Chief Executive Officer. "Since our board approved a plan on April 6 to sell 246 stores to improve profitability and reduce debt, we have received notice of credible interest in the entire chain from a number of parties."
Stein noted that the plan to sell 246 stores is being put on hold while the Company reviews the expressions of interest.
As previously announced, the Company has retained Morgan Keegan & Company, Inc., investment bankers, to review the expressions of interest and explore all of the company's options for increasing shareholder value, including a sale.
"Morgan Keegan is actively engaged and pursuing all options on an aggressive timetable," said Stein. "Further, they are highly incentivized to arrange a sale and maximize shareholder value." Also today, the Company sent another letter to major shareholders in its ongoing proxy fight with Frank Colaccino, a former chief executive officer of Dairy Mart who was fired in 1994.
(NOTE TO EDITORS: full text of the letter follows this press release.)
Dairy Mart Convenience Stores, Inc., was named "Convenience Store Chain of the Year" in 1999 by Convenience Store Decisions magazine. The company owns and operates approximately 600 retail stores in seven states in the Midwest and Southeast. Through consulting and licensing agreements, the Company is also affiliated with more than 200 stores in Korea and approximately 400 locations in Malaysia. For more information, visit Dairy Mart's web site at www.dairymart.com.

Morgan Keegan & Company, Inc., based in Memphis, Tennessee, provides securities brokerage, investment banking and other financial services through its 45 offices in 13 states. The firm is a subsidiary of Morgan Keegan, Inc., a financial services holding company listed on the New York Stock Exchange (symbol:MOR). Morgan Keegan has a dedicated Convenience Store and Retail Petroleum Group and has recently been involved in many transactions involving convenience store companies. In addition, Morgan Keegan equity research recently began covering the convenience store industry and expects to publish a comprehensive research report this summer. Statements contained in this release that are not historical facts, including those relating to possible outcomes of exploring the Company's strategic alternatives, such as a possible sale of the Company and those relating to the effects of continuing a proxy fight may constitute forward-looking statements. Factors that could cause actual results to differ materially from those stated or implied in the forward-looking statements include competition, general economic conditions, the ability to find one or more suitable buyers for the stores or the whole Company at acceptable prices, the ability of such buyers to finance store purchases or the whole Company, the determination of the board of directors, which may or may not include a sale of the stores or the whole Company and other factors disclosed in Dairy Mart's periodic filings with the

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Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release. Full text of the letter follows:
LET'S SET THE RECORD  STRAIGHT:
YOUR BOARD AND  MANAGEMENT  HAVE BEEN
CREATING VALUE FOR THE BENEFIT OF ALL SHAREHOLDERS
Your vote is important. Please sign, date and return the enclosed WHITE proxy card today.
Dear Fellow Shareholders:
As the annual meeting approaches, I want to take a final opportunity to remind you of all that your current board and management have been and are doing to maximize the value of your investment in Dairy Mart -- value that we expect to realize in the event of a sale.
WE BELIEVE YOUR INVESTMENT HAS MEANINGFUL VALUE THAT IS NOT YET REFLECTED IN THE COMPANY'S FINANCIAL STATEMENTS.
Consider the following: In cleaning up after the Frank Colaccino era, we significantly downsized the Company, got rid of underperforming stores and exited the non-core dairy manufacturing and distribution business. We now have a geographic strength that is strategically important to others.
We have focused our efforts on building a portfolio of quality assets, including opening 80 new stores over the past five years that are continuing to mature and hold significant future value. They are among the most attractive assets to potential buyers.
More recently, two weeks before Colaccino started his proxy fight, your board approved a sweeping plan to sell or close 246 underperforming stores, improve profitability and reduce debt. News of that plan helped to generate credible expressions of interest from potential buyers of Dairy Mart, so we are putting the store-closing plan on hold.
We retained Morgan Keegan & Company to explore all of the Company's strategic options, including selling the Company. Morgan Keegan is highly incentivized to arrange a sale and maximize value. The firm is actively pursuing all avenues and is on an aggressive schedule for reaching a satisfactory conclusion.
COLACCINO IS DEPICTING DAIRY MART TO SHAREHOLDERS
AND THE OUTSIDE WORLD AS A DISTRESSED COMPANY.
THAT'S SIMPLY NOT TRUE -- AND IT'S A DISSERVICE TO YOU.
Not surprisingly, Colaccino has claimed credit for a $7 stock price and record sales and EBITDA. In reality, the Company never had record earnings while he was CEO. Colaccino produced illusionary growth fueled by the rapid acquisition of a ragtag group of assets. Once the acquisitions stopped, the reality of Colaccino's "growth" became clear - he left Dairy Mart saddled with $90 million in debt and hundreds of low-volume, underperforming stores.

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Sales and EBITDA growth are easily achieved in an acquisition-driven environment. Although Colaccino increased the number of stores, he was unable to make meaningful improvement in per-store profitability.

Under the leadership of the current board and management, Dairy Mart has made significant operational gains.

       - (See three accompanying charts.)

       - Revenue per store has increased 68% since 1995. Last year alone, we increased comparable store sales by 11%, continuing three consecutive years as one of the industry leaders in same-store sales growth. Average gross profit per store has also improved steadily since 1995, growing 52% over that period of time. EBITDA (earnings before interest, taxes, depreciation and amortization) per store has increased 166% since fiscal 1996.
Average gasoline sales per store have increased nearly 40% since 1996 -- to 753,000 gallons.
WE BELIEVE COLACCINO'S INACCURATE PORTRAYAL OF THIS COMPANY IS HARMING THE VALUE OF YOUR INVESTMENT.
If Colaccino succeeds, the impact on your investment could be devastating. Whether he claims to want to be CEO or not, consider whether you want to entrust the future of your Company - and the future of your investment - to a man who appears more interested in tacking up a "going-out-of-business" sign than in getting top dollar for your investment. His efforts could:
Trigger change-of-control provisions in the Company's credit agreements and accelerate repayment of $115 million in debt. Disrupt the Company's vital relationships with suppliers and vendors.
Devastate employee morale and retention at a critical time for the Company. Derail the efforts of the current board and management to maximize shareholder value.
Lead to a "fire sale" of the Company that would certainly fail to achieve maximum value for your investment in Dairy Mart.
As we enter this critical phase in the history of Dairy Mart, I ask once again for your support. If you have already voted a WHITE proxy card for the Company's director slate, thank you. No further action is required.
If you have voted a BLUE proxy card for the Colaccino slate, it is not too late to change your vote. Please sign, date and return your WHITE proxy card today. Only the latest dated proxy card will be counted at the annual meeting.
Thank you.
On Behalf of your Board of Directors
Robert B. Stein, Jr.

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Chairman, President and CEO
May 19, 2000
If you have any questions or need assistance in voting your shares or changing your vote, please contact:
MacKenzie Partners, Inc.
156 Fifth Avenue
New York, New York 10010
(212) 929-5500 (Call Collect) or
CALL TOLL-FREE: (800) 322-2885
Note: A Photo (of 3 charts) is available at URL:
http://www.businesswire.com/cgi-bin/photo.cgi?pw.051900/bb3

Contact:

     MacKenzie Partners, Inc.
     Larry Dennedy, 800/322-2885
               or
     Dix & Eaton Incorporated
     Scott Chaikin, 216/241-4615



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